Exhibit 99.1

919 Third Avenue

New York, NY 10022

212.756.2000

212.593.5955 fax

www.srz.com

Stuart Freedman 212.756.2407	Writer’s E-mail Address stuart.freedman@srz.com

October 22, 2018

VIA FEDEX

Counsel for the Trustee under the Indenture
Emmet, Marvin & Martin, LLP 120 Broadway 32nd Floor Attention: Elizabeth M. Clark, Esq.

With a copy to:
Counsel for Certain Holders Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Attention: Lawrence G. Wee, Esq.

Re: Safeway Inc.’s 7.25% Debentures due 2031

Ladies and Gentlemen:

We are counsel to Albertsons Companies, Inc. (“Albertsons”) and its wholly-owned subsidiary, Safeway Inc. (“Safeway”). We write in reference to (i) the letter, dated July 19, 2018, of Lawrence G. Wee (the “First Wee Letter”) on behalf of holders of “more than 45% of the aggregate principal amount” (the “Minority Holders”) of Safeway’s 7.25% Debentures due 2031 (the “Debentures”), (ii) our letter written in response to the First Wee Letter, dated July 23, 2018 (the “Response Letter”), and (iii) the letter, dated October 16, 2018, of Lawrence G. Wee (the “Second Wee Letter”) on behalf of the Minority Holders who now beneficially own “approximately 48.6% of the outstanding Debentures.”1

[1]	Capitalized terms used herein but not otherwise defined in this letter shall have the meanings ascribed to them in the Indenture or in the Response Letter.

Emmet, Marvin & Martin, LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

October 22, 2018

As set forth in detail in the Response Letter of July 23, 2018, which we sent shortly after receipt of the First Wee Letter, the claim of default under Section 4.7 of the Indenture was plainly a strategic ploy. As stated in our Response Letter, “notwithstanding the passage of more than four years since Safeway publicly disclosed in a proxy statement that it would incur the additional secured indebtedness about which the Minority Holders now complain (and three and a half years since Safeway promptly disclosed in regulatory filings that it actually had incurred that secured debt), the Minority Holders have not, until now, suggested that the incurrence of the liens to secure such indebtedness breached the Indenture.” (Response Letter at 2.) In the Response Letter, we proceeded to explain in comprehensive fashion that the liens granted by Safeway in connection with the Albertsons/Safeway Credit Facilities, initially entered into on January 30, 2015, were and are compliant with the Indenture’s terms. We concluded by noting that “[t]he only rational explanation for the Minority Holders’ current position and its timing is that the Minority Holders have contrived the issues raised in the Wee Letter as part of a misguided attempt to extract ‘hold-up value’ from Safeway at a time when they know Safeway may incur additional indebtedness in connection with the proposed Rite Aid acquisition.” (Id. at 10.) The Minority Holders did not respond to the Response Letter in the days and weeks that followed.

Thereafter, on August 8, 2018, the Rite Aid acquisition was terminated. Again, the Minority Holders said nothing to Safeway.

On October 15, 2018, nearly three months after transmitting the Response Letter, Albertsons held an earnings call. During that call, Albertsons disclosed that it and Safeway may engage in certain transactions to pay down debt. Albertsons Companies, Inc. Second Quarter 2018 Earnings Conference Call (Oct. 15, 2018), Tr. at 8 (“We are concluding right now as we speak an evaluation of the alternatives for the use of the excess cash on our balance sheet and we plan on using a substantial portion of that to pay down debt.”).

The next day, on October 16, 2018, the Minority Holders sent the Second Wee Letter, in which they claimed, out of the blue, that the July 23, 2018 Response Letter “did not respond to the Holders’ principal arguments,” and advised of certain actions that they purportedly plan to take. Significantly, the Second Wee Letter does not, in fact, address how the Response Letter was not responsive to the Minority Holders’ arguments. The logical conclusion is that the Minority Holders identified no deficiency because there is none.

As revealed by its timing, the Second Wee Letter is yet another transparent attempt by the Minority Holders to extract value from Safeway by threatening to interfere with a contemplated transaction. Remarkably, however, the Minority Holders now seek to extract hold up value in connection with a transaction that will actually benefit them because, as announced today, Albertsons and Safeway contemplate reducing the amount of secured debt about which they complain.

In addition, other than the Minority Holders’ claims regarding the Albertsons/Safeway Credit Facilities, which already have been refuted in detail, the Minority Holders have provided absolutely no justification for their request in the Second Wee Letter that

Emmet, Marvin & Martin, LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

October 22, 2018

the Trustee “inquire as to the permissibility” of various other “past or future actions” involving Safeway that are wholly unrelated to their claims. Consequently, the Trustee should not take any of the actions requested by the Minority Holders.

We note that among the generic categories that the Minority Holders identify for investigation, reference is made to “any sale and leaseback transactions.” However, the Second Wee Letter is devoid of any rationale for questioning the permissibility of such transactions and there is no basis for doing so.

Specifically, while the covenant limiting sale and leaseback transactions (“SLB Transactions”) for the Debentures generally restricts Safeway and its subsidiaries from entering into SLB Transactions, an exception to this limitation contained in Section 4.8 of the Officers’ Certificate specifically allows for the consummation of an SLB Transaction if “the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Indebtedness of the Company or a Subsidiary of the Company which by its terms matures not earlier than one year after the date of such repayment.” (Officers’ Certificate, at § 4.8.) Safeway has been careful to ensure that the SLB Transactions that have been consummated have been at fair market value, and Safeway and its subsidiaries have applied and/or have definitive plans to apply proceeds in compliance with Section 4.8. Thus, the SLB Transactions entered into by Safeway and its subsidiaries are unambiguously permitted under, and compliant with, the Indenture.

Safeway reserves all of its rights and remedies in connection with the Debentures and the Minority Holders’ renewed efforts to contrive an Event of Default in order to extract an undeserved windfall by impliedly threatening to interfere with the contemplated refinancing transactions.

Sincerely,

/s/ Stuart D. Freedman
Stuart D. Freedman

cc:	Robert A. Gordon, Albertsons Companies, Inc.
Ronald B. Risdon, Schulte Roth & Zabel LLP
Michael E. Swartz, Schulte Roth & Zabel LLP
Antonio L. Diaz-Albertini, Schulte Roth & Zabel LLP

Yolanda Ash
The Bank of New York Mellon Corporate Trust
2 North LaSalle Street, Suite 700
Chicago, IL 60602